Exhibit 10.54

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed or constitutes personal information. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

SUBLEASE

THIS SUBLEASE (this “Sublease”) is dated for reference purposes as of November 15, 2024, and is made by and between Vaxcyte, Inc., a Delaware corporation (“Sublessor”), and Iovance Biotherapeutics, Inc., a Delaware corporation (“Sublessee”). Sublessor and Sublessee hereby agree as follows:

1.Recitals: This Sublease is made with reference to the fact that ARE – San Francisco No. 63, LLC, as landlord (“Master Lessor”), and Sublessor, as tenant, entered into that certain amended and restated lease, dated as of November 15, 2024 (the “Master Lease”), with respect to premises consisting of approximately 258,581 rentable square feet of space, located on the first – sixth floors of the building (the “Premises”) located at 825 Industrial Rd., San Carlos, California (the “Building”). A redacted copy of the Master Lease is attached hereto as Exhibit A.
2.Premises: Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, a portion of the Premises consisting of approximately 16,731 rentable square feet of space located on the first floor of the Building (hereinafter, the “Subleased Premises”). The Subleased Premises are more particularly described on Exhibit B attached hereto. Except to the extent that the square footage of the Premises is reduced under the Master Lease, the square footage of the Subleased Premises shall be as set forth in this paragraph, notwithstanding any remeasurement. Sublessor has delivered to Sublessee a CAD file of the FF&E in the Subleased Premises.
3.Term:
A.Term. The term (the “Term”) of this Sublease shall be for the period commencing upon the delivery of the Subleased Premises to Sublessee (the “Commencement Date”), which shall be no later than thirty (30) days after full execution and delivery of this Sublease and receipt of Master Lessor’s consent hereto, and ending on the last day of the calendar month in which the second anniversary of the Commencement Date occurs (the “Expiration Date”), unless this Sublease is sooner terminated pursuant to its terms or the Master Lease sooner expires pursuant to its terms. For the avoidance of doubt, the Subleased Premises shall be deemed delivered when Sublessor vacates the Subleased Premises and provides Sublessee keys or other means of access thereto.
B.Early Entry. If Sublessor permits Sublessee to enter the Subleased Premises prior to the Commencement Date, such entry shall be solely for the purpose of move planning and not for the purpose of preparing the Subleased Premises for occupancy or conducting business therein. Sublessee acknowledges that Sublessor may still be occupying and conducting business in the Subleased Premises during such entry. Such entry shall be subject to all of the provisions of this Sublease, except for the obligation to pay Base Rent and shall not advance the Expiration Date of this Sublease.

C.Conditional Extension Option. If Sublessee is not and has not been in default under this Sublease and has not assigned this Sublease or sublet any of the Subleased Premises, Sublessee shall have two (2) conditional rights to extend the Term (each, a “Conditional Extension Option”) for an additional twelve (12) months each (each, a “Conditional Extension Term”) after the end of the initial Term or the initial Conditional Extension Term, as applicable, by delivering written notice thereof to Sublessor not more than nine (9) months nor less than six (6) months prior to the then-expiration of the Term; provided, however, Sublessor shall have the right to deliver written notice to Sublessee within the four (4) week period after receipt of Sublessee’s notice that Sublessor or its affiliate or another entity with whom Sublessor has a business relationship may occupy the Subleased Premises during the Conditional Extension Term (the “Occupancy Notice”) in which case Sublessee’s exercise of the Conditional Extension Option shall be void and the Term of this Sublease shall expire at the end of the then-existing Term and there shall be no further right of Sublessee to extend the Term. If Sublessee properly exercises a Conditional Extension Option and Sublessor does not properly deliver the Occupancy Notice, the Term of this Sublease shall be extended for the Conditional Extension Term on the same terms as this Sublease, except Base Rent shall increase by three percent (3%) and there shall be only one remaining Conditional Extension Option after the first Conditional Extension Term an no further rights to extend the Term after the second Conditional Extension Term. If Sublessee fails to properly exercise the initial Conditional Extension Option or Sublessor provides an Occupancy Notice with respect thereto, there shall be no further Conditional Extension Option.
4.Rent:
A.Base Rent. Sublessee shall pay to Sublessor as base rent for the Subleased Premises for each month during the Term the amount of Ninety Nine Thousand Five Hundred Forty-Nine and 53/100 Dollars ($99,549.53) per month, which amount shall increase to One Hundred Two Thousand Five Hundred Thirty-Five and 93/100 Dollars ($102,535.93) on the first day of the calendar month after the first anniversary of the Commencement Date (“Base Rent”). Base Rent and Additional Rent shall be payable without notice or demand and without any deduction, offset, or abatement, in lawful money of the United States of America. Base Rent and Additional Rent shall be paid directly to Sublessor pursuant to the ACH instructions provided by Sublessor, or as otherwise may be designated in writing by Sublessor.
B.Additional Rent. All monies other than Base Rent required to be paid by Sublessor under the Master Lease as to the Subleased Premises, including, without limitation, any amounts payable by Sublessor to Master Lessor as “Operating Expenses” (as defined in Section 5 of the Master Lease), shall be paid by Sublessee hereunder as and when such amounts are due under the Master Lease, as incorporated herein. Sublessee shall also pay to Sublessor any gross receipts or rent tax payable with respect to this Sublease and all costs directly incurred by or at the request of Sublessee with respect to its use of the Subleased Premises. All such amounts shall be deemed additional rent (“Additional Rent”). Base Rent and Additional Rent hereinafter collectively shall be referred to as “Rent”. Sublessee and Sublessor agree, as a material part of the consideration given by Sublessee to Sublessor for this Sublease, that Sublessee shall pay all costs, expenses, taxes, insurance, maintenance and other charges of every kind and nature arising in connection with this Sublease, the Master Lease as to the Subleased Premises or the Subleased Premises, such that Sublessor shall receive, as a net consideration for this Sublease, the Base Rent payable under Paragraph 4.A hereof. For the avoidance of doubt, in the event any cost or expense is incurred under the Master Lease for Sublessee’s sole benefit (including the disproportionate use of utilities) or as a result of Sublessee’s request for certain services (such as after hours HVAC charges), Sublessee shall pay the entire cost thereof.
C.Payment of First Month’s Rent. Upon execution hereof by Sublessee, Sublessee shall pay to Sublessor the sum of Ninety Nine Thousand Five Hundred Forty-Nine and 53/100 Dollars ($99,549.53), which shall constitute Base Rent for the first month of the Term.
5.Security Deposit: Upon execution hereof by Sublessee, Sublessee shall deposit with Sublessor the sum of Ninety Nine Thousand Five Hundred Forty-Nine and 53/100 Dollars ($99,549.53) (the “Security Deposit”), in cash, as security for the performance by Sublessee of the terms and conditions of this Sublease. The Security Deposit shall be held and applied in accordance with the terms of Section 6 of the Master Lease, as incorporated herein.
6.Holdover: In the event that Sublessee does not surrender the Subleased Premises by the Expiration Date in accordance with the terms of this Sublease, Sublessee shall indemnify, defend, protect and hold harmless Sublessor from and against all loss and liability resulting from Sublessee’s delay in surrendering the Subleased Premises and pay Sublessor holdover rent as provided in Section 8 of the Master Lease, as incorporated herein.
7.Repairs: Sublessor shall deliver the Subleased Premises to Sublessee in “broom clean” condition. To Sublessor’s actual knowledge, the heating, ventilating and air conditioning and other systems serving the Subleased Premises are in good, working order and repair. The parties acknowledge and agree that Sublessee is subleasing the Subleased Premises on an “as is” basis, and that Sublessor has made no representations or warranties with respect to the condition of the Subleased Premises except as set forth in this paragraph. Sublessor shall have no obligation whatsoever to make or pay the cost of any alterations, improvements or repairs to the Subleased Premises, including, without limitation, any improvement or repair required to comply with any law; provided, however, to the extent that Master Lessor provides warranties or is required to effectuate compliance under the Master Lease, upon Sublessee’s request, Sublessor shall use commercially reasonable efforts (without requiring Sublessor to engage in litigation) to cause Master Lessor to perform its obligations under the Master Lease if there are issues with condition of Building Systems, including but not limited to roof, HVAC, electrical, plumbing, fire/life safety systems, or issues with conformance with applicable Legal Requirements on the Commencement Date and the same materially interfere with Sublessee’s ability to utilize the Subleased Premises. Master Lessor shall be solely responsible for performance of any repairs required to be performed by Master Lessor under the terms of the Master Lease.
8.Assignment and Subletting: Sublessee may not assign this Sublease, sublet the Subleased Premises, transfer any interest of Sublessee therein or permit any use of the Subleased Premises by another party (collectively, “Transfer”), without the prior written consent of Sublessor (which (i) shall not be unreasonably, withheld, conditioned or delayed with respect to assignments to third parties (subject to Sublessor’s rights under Section 22(b)(iii) of the Master Lease, as incorporated herein), (ii) shall not be required with respect to, assignments or subleases to an entity controlling, controlled by or under common control with Sublessee, provided Sublessor shall have the right to approve the form of any such sublease or assignment in its reasonable discretion, and (iii) if given, occurring within thirty (30) days of written notice of Sublessee’s proposed assignment or sublease) and Master Lessor; provided, however, Sublessor’s consent shall not be required for “Permitted Assignments,” as defined in Section 22(b) of the Master Lease, by Sublessee. Any Transfer shall be subject to the terms of Section 22 of the Master Lease, as incorporated herein.
9.Use: Sublessee may use the Subleased Premises only for office use. Sublessee shall not use, store, transport or dispose of any Hazardous Material in or about the Subleased Premises.
10.Effect of Conveyance: As used in this Sublease, the term “Sublessor” means the holder of the tenant’s interest under the Master Lease. In the event of any assignment or transfer of the tenant’s interest under the Master Lease, which assignment or transfer may occur at any time during the Term hereof in Sublessor’s sole discretion, Sublessor shall be and hereby is entirely relieved of all covenants and obligations of Sublessor hereunder, and it shall be deemed and construed, without further agreement between the parties, that any transferee has assumed and shall carry out all covenants and obligations thereafter to be performed by Sublessor hereunder.
11.Delivery and Acceptance: If Sublessor fails to deliver possession of the Subleased Premises to Sublessee on or before the date set forth in Paragraph 3.A hereof for any reason whatsoever, then this Sublease shall not be void or voidable; provided, however, that all of Sublessee’s obligations under this Sublease with respect to the Subleased Premises, including, without limitation, Sublessee’s obligation to pay Rent, shall be abated until Sublessor delivers possession of the Subleased Premises to Sublessee. By taking possession of the Subleased Premises, Sublessee conclusively shall be deemed to have accepted the Subleased Premises in their as-is, then-existing condition, without any warranty whatsoever of Sublessor with respect thereto.
12.Improvements: No alteration or improvements shall be made to the Subleased Premises, except in accordance with the Master Lease, and with the prior written consent of both Master Lessor and Sublessor.
13.Insurance: Sublessee shall obtain and keep in full force and effect, at Sublessee’s sole cost and expense, during the Term the insurance required of “Tenant” under Section 17 of the Master Lease. Sublessee shall name Master Lessor and Sublessor as additional insureds under its liability insurance policy. The release and waiver of subrogation set forth in the fourth paragraph of Section 17 of the Master Lease, as incorporated herein, shall be binding on the parties.
14.Default: Sublessee shall be in default under this Sublease if Sublessee commits any act or omission which constitutes a default under the Master Lease, which has not been cured after delivery of written notice and passage of the applicable grace period provided in the Master Lease as modified, if at all, by the provisions of this Sublease. In the event of any default by Sublessee, Sublessor shall have all remedies provided pursuant to Section 21 of the Master Lease and by applicable law, including damages that include the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the lessee proves could be reasonably avoided and the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations).

15.Surrender: Prior to expiration of this Sublease, Sublessee shall remove all of its trade fixtures and shall surrender the Subleased Premises to Sublessor in the condition required under the Master Lease, as incorporated herein. If the Subleased Premises are not so surrendered, then Sublessee shall be liable to Sublessor for all liabilities Sublessor incurs as a result thereof, including costs incurred by Sublessor in returning the Subleased Premises to the required condition.
16.Broker: Sublessor and Sublessee each represents to the other that it has dealt with no real estate brokers, finders, agents or salesmen other than Jones Lang LaSalle in connection with this transaction. Each party agrees to hold the other party harmless from and against all claims for brokerage commissions, finder’s fees or other compensation made by any other agent, broker, salesman or finder as a consequence of such party’s actions or dealings with such agent, broker, salesman, or finder.
17.Notices: Unless at least five (5) days’ prior written notice is given in the manner set forth in this paragraph, the address of each party for all purposes connected with this Sublease shall be the applicable address set forth below its signature at the end of this Sublease. All notices, demands or communications in connection with this Sublease shall be (a) personally delivered; or (b) properly addressed and (i) submitted to an overnight courier service, charges prepaid, or (ii) deposited in the mail (certified, return receipt requested, and postage prepaid). Notices shall be deemed delivered upon receipt, if personally delivered, one (1) business day after being submitted to an overnight courier service and three (3) business days after mailing, if mailed as set forth above); provided that, to be valid, notices to Sublessor must also be emailed to Mikhail.eydelman@vaxcyte.com or such other email as may be provided by Sublessor from time to time. All notices given to Master Lessor under the Master Lease shall be considered received only when delivered in accordance with the Master Lease.
18.Miscellaneous: This Sublease may not be amended except by the written agreement of all parties hereto. Sublessor has not had an inspection of the Premises performed by a Certified Access Specialist as described in California Civil Code § 1938. A Certified Access Specialist (CASp) can inspect the Subleased Premises and determine whether the Subleased Premises complies with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Subleased Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the Subleased Premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Subleased Premises. Capitalized terms used but not defined in this Sublease shall have the meanings ascribed to such terms in the Master Lease.
19.Other Sublease Terms:
A.Incorporation by Reference. Except as set forth below, the terms and conditions of this Sublease shall include all of the terms of the Master Lease and such terms are incorporated into this Sublease as if fully set forth herein, except that: (i) each reference in such incorporated sections to “Lease” and “Premises” shall be deemed a reference to “Sublease” and

“Subleased Premises,” respectively; (ii) each reference to “Commencement Date” or “Rent Commencement Date” shall be deemed a reference to the Commencement Date under this Sublease; (iii) each reference to “Landlord” and “Tenant” shall be deemed a reference to “Sublessor” and “Sublessee”, respectively, except as otherwise expressly set forth herein; (iv) with respect to work, services, repairs, restoration, insurance, indemnities, representations, warranties or the performance of any other obligation of Master Lessor under the Master Lease, the sole obligation of Sublessor shall be to request the same in writing from Master Lessor as and when requested to do so by Sublessee, and to use Sublessor’s reasonable efforts (without requiring Sublessor to spend more than a nominal sum) to obtain Master Lessor’s performance; (v) with respect to any obligation of Sublessee to be performed under this Sublease, wherever the Master Lease grants to Sublessor a specified number of days to perform its obligations under the Master Lease, except as otherwise provided herein, Sublessee shall have three (3) fewer days to perform the obligation, including, without limitation, curing any defaults; (vi) with respect to any approval required to be obtained from the “Landlord” under the Master Lease, such consent must be obtained from both Master Lessor and Sublessor, and the approval of Sublessor may be withheld if Master Lessor’s consent is not obtained; (vii) in any case where the “Landlord” reserves or is granted the right to manage, supervise, control, repair, alter, regulate the use of, enter or use the Premises or any areas beneath, above or adjacent thereto, perform any actions or cure any failures, such reservation or right shall be deemed to be for the benefit of both Master Lessor and Sublessor; (viii) in any case where “Tenant” is to indemnify, release or waive claims against “Landlord”, such indemnity, release or waiver shall be deemed to cover, and run from Sublessee to, both Master Lessor and Sublessor; (ix) in any case where “Tenant” is to execute and/or deliver certain documents or notices to “Landlord”, such obligation shall be deemed to run from Sublessee to both Master Lessor and Sublessor; (x) all payments shall be made to Sublessor; (xi) Sublessee shall pay all consent and review fees set forth in the Master Lease to each of Master Lessor and Sublessor (provided that no such consent or review fees shall be payable by Sublessee with respect to this Sublease); and any caps shall apply separately to Master Lessor and Sublessor; (xii) Sublessee shall not have the right to terminate this Sublease due to casualty or condemnation unless Sublessor has such right under the Master Lease; (xiii) all “Excess Rent” received by Sublessee under subleases and assignments shall be paid to Sublessor; (xiv) Sublessor’s obligations under Section 5 are limited to forwarding statements and refunds provided by Master Lessor, and Sublessee shall have no right to dispute or audit such statements; (xv) Sublessee’s Share shall initially mean 6.1% of the Building; (xvi) all references to any Abatement Period, Work Letters, Suites 400 Office or Lab, Suite 500, Suite 600, Supplemental Additional Premises or Pilot Plant Alterations and Allowances shall be deleted; (xvii) “Operating Expenses” shall have the meaning set forth in the Master Lease; (xviii) “Permitted Use” shall mean office use; and (xix) Sublessee shall be required to pay for all utilities to the Subleased Premises, as reasonably determined by Sublessor, and Sublessor shall provide to Sublessee calculations of its utility payments and invoices and bills for such utility payments. Under no circumstances shall rent abate under this Sublease except to the extent that rent correspondingly abates under the Master Lease as to the Subleased Premises.

Notwithstanding the foregoing, the following provisions of the Master Lease shall not be incorporated herein: Provisions before Section 1 (except the definitions of Building and Project), Sections 1(a) (the fifth sentence before “Tenant shall” and the sixth sentence), 1(b)-(d), 2 (except the first two sentences of the fourth paragraph of subpart (b) (with references to the Suite 400 Office Premises and the Suite 400 Office Premises Commencement Date to mean the Subleased

Premises and the Commencement Date of this Sublease) and the last paragraph of subpart (f)), 3(a) (except the last two sentences of the first paragraph), 4(a) (except subpart (iv), 4(b), 5 (the last three paragraphs and provided subparts (a)-(d) of the first paragraph shall be replaced with “Commencement Date”), 6 (the first two sentences and the second paragraph), 7 (the second sentence starting with “unless”), 10 (the second and third sentences), 11 (the seventh sentence), 12(a) and (b), 12(c) (the second sentence and the penultimate paragraph), 14 (the second paragraph), 18 (the fourth sentence of the first paragraph and the third sentence after the parenthetical and fourth sentence of the second paragraph), 22(b) (the phrase “and the subletting concerns...50% or more of the Premises for substantially the remainder of the Term” in subpart (iii) and the last paragraph), 27 (the last sentence of the first paragraph and the second paragraph), 30(b) (the second sentence and through the first comma in the third sentence), 30(e), 30(f) (after the first sentence), 31 (the second sentence), 35, 38 (the second and fourth sentences and the second and third paragraphs, subject to Paragraph 23 below), 39-46, 47(a), 47(d) (the last sentence), 47(o), 47(s) and 47(t) and Exhibits A, C, G-K and M. In addition, notwithstanding subpart (iii) above, (a) references in the following provisions to “Landlord” shall mean Master Lessor only: Sections 7 (the first two sentences of the second paragraph and the last paragraph), 9 (the first five sentences), 11 (the first two sentences of the first paragraph, the first sentence of the second paragraph and the first four sentences of the third paragraph), 13, 17 (the first paragraph), 18 (the first paragraph and the first three sentences of the second paragraph), 19 and 47(p)(E) and Exhibit L; and (b) references in the following provisions to “Landlord” shall mean Master Lessor and Sublessor: Sections 1 (the penultimate sentence), 9 (the last six sentences), 11 (the last paragraph), 12(c) (the last sentence of the third paragraph), 17 (the second and third paragraphs) and 23.

B.Assumption of Obligations. This Sublease is and at all times shall be subject and subordinate to the Master Lease and the rights of Master Lessor thereunder. Sublessee hereby expressly assumes and agrees: (i) to comply with all provisions of the Master Lease which are incorporated hereunder; and (ii) to perform all the obligations on the part of the “Tenant” to be performed under the terms of the Master Lease during the Term of this Sublease as incorporated hereunder. In the event the Master Lease is terminated for any reason whatsoever, this Sublease shall terminate simultaneously with such termination (unless Master Lessor or a successor tenant agrees to permit Sublessee to continue to occupy the Subleased Premises on the terms of this Sublease for the remainder of the Term), without any liability of Sublessor to Sublessee. In the event of a conflict between the provisions of this Sublease and the Master Lease, as between Sublessor and Sublessee, the provisions of this Sublease shall control. In the event of a conflict between the express provisions of this Sublease and the provisions of the Master Lease, as incorporated herein, the express provisions of this Sublease shall prevail.
20.Conditions Precedent: This Sublease and Sublessor’s and Sublessee’s obligations hereunder are conditioned upon the written consent of Master Lessor. If Sublessor fails to obtain Master Lessor’s consent within thirty (30) days after execution of this Sublease by Sublessor, then Sublessor or Sublessee may terminate this Sublease by giving the other party written notice thereof prior to the date such consent is received, and Sublessor shall return to Sublessee its payment of the first month’s Rent paid by Sublessee pursuant to Paragraph 4 hereof and the Security Deposit.
21.Termination; Recapture: Notwithstanding anything to the contrary herein, Sublessee acknowledges that, under the Master Lease, both Master Lessor and Sublessor have certain termination and recapture rights, including, without limitation, in Sections 18, 19 and

22(b)(iii). Nothing herein shall prohibit Master Lessor or Sublessor from exercising any such rights and neither Master Lessor nor Sublessor shall have any liability to Sublessee as a result thereof. In the event Master Lessor or Sublessor exercise any such termination or recapture rights as to all of the Subleased Premises, this Sublease shall terminate without any liability to Master Lessor or Sublessor.
22.Furniture, Fixtures and Equipment: Sublessee shall have the right to use during the Term the office furnishings, fixtures and equipment within the Subleased Premises which are identified on Exhibit C attached hereto (the “FF&E”) at no additional cost to Sublessee. The FF&E is provided in its “AS IS, WHERE IS” condition, without representation or warranty whatsoever. Sublessee shall insure the FF&E under the property insurance policy required under the Master Lease, as incorporated herein, and pay all taxes with respect to the FF&E. Sublessee shall maintain the FF&E in good condition and repair, reasonable wear and tear excepted, and shall be responsible for any loss or damage to the same occurring during the Term. Sublessee shall surrender the FF&E to Sublessor upon the termination of this Sublease in the same condition as exists as of the Commencement Date, reasonable wear and tear excepted. Sublessee shall not remove any of the FF&E from the Subleased Premises.
23.Parking and Signage: Sublessee shall have the parking rights set forth in Section 10 of the Master Lease, as incorporated herein. Subject to Master Lessor’s and Sublessor’s consent, Sublessee shall have the right, at its sole cost, to maintain its existing Building and monument signage during the Term, provided such signage does not reduce Sublessor’s signage under the Master Lease. In addition, if Master Lessor consents thereto and subject to the foregoing and the terms of Section 38 of the Master Lease, Sublessee’s name and suite number may be included on the Building lobby directory during the Term. Upon the termination of the Sublease, Sublessee shall, at its sole cost, remove all its signage (including its existing Building and monument signage and its lobby signage) and restore the area in which the signage was located to Sublessor’s reasonable satisfaction.

Exhibit 10.54

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLESSOR: VAXCYTE, INC., a Delaware corporation By: /s/ Grant Pickering Name: Grant Pickering Its: CEO Address: 825 Industrial Rd San Carlos, CA 94070 Attention: Chief Executive Officer

SUBLESSEE:

IOVANCE BIOTHERAPEUTICS, INC.,

a Delaware corporation

By: /s/ Frederick G. Vogt

Name: Frederick G. Vogt, Ph.D., Esq.

Its: Interim CEO and President; General Counsel and Corporate Secretary

Address: 825 Industrial Rd

San Carlos, CA 94070

Exhibit 10.54

EXHIBIT A

MASTER LEASE

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Exhibit 10.54

EXHIBIT B

SUBLEASED PREMISES

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Exhibit 10.54

EXHIBIT C

FF&E

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